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                                  EXHIBIT 23.2

                        INDEPENDENT ACCOUNTANTS' CONSENT

To the Members
MKE Quantum Components LLC:

   We consent to the inclusion in the Annual Report on Form 10-K of Quantum Corporation of our report dated April 14, 1998, except for notes 6(b) and 12, which are as of June 5, 1998, with respect to the consolidated balance sheet of MKE Quantum Components, LLC and subsidiaries as of March 31, 1998, and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (inception) through March 31, 1998, which report appears in Form 8-K of Quantum Corporation dated March 26, 1999.

                                          /s/ KPMG LLP

Boston, Massachusetts
June 26, 2000